UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number  333-84334

                              RFS PARTNERSHIP, L.P.
                              ---------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 450 SOUTH ORANGE AVENUE, ORLANDO, FLORIDA 32801
                 -----------------------------------------------
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          9.75% SENIOR NOTES DUE 2012*
                          ----------------------------
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      NONE
                                      ----
           (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

         * RFS Partnership, L.P. intends to continue filing certain reports with the Securities and Exchange Commission on a voluntary basis, pursuant to the terms of that certain Indenture, by and among RFS Partnership, L.P., RFS 2002 Financing, Inc., CNL Rose Acquisition Corp., RFS Leasing VII, Inc. and U.S. Bank, N.A., dated as of February 26, 2002, governing the 9.75% Senior Notes due 2012.

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)         [  ]     Rule 12h-3(b)(1)(i)         [  ]
         Rule 12g-4(a)(1)(ii)        [  ]     Rule 12h-3(b)(1)(ii)        [  ]
         Rule 12g-4(a)(2)(i)         [  ]     Rule 12h-3(b)(2)(i)         [  ]
         Rule 12g-4(a)(2)(ii)        [  ]     Rule 12h-3(b)(2)(ii)        [  ]
                                              Rule 15d-6                  [ X]

Approximate number of holders of record as of the certification or notice date:
 45
----

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, RFS Partnership, L.P. has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.


Date:  August 14, 2003                             By:/s/ C. Brian Strickland
                                                      --------------------------
                                                      Executive Vice President